EXHIBIT 23.1

ROBISON, HILL & CO.	Certified Public Accountants
A PROFESSIONAL CORPORATION

DAVID O. SEAL, CPA
W. DALE WESTENSKOW, CPA
BARRY D. LOVELESS, CPA
STEPHEN M. HALLEY, CPA

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MineralRite Corporation:

We consent to the use of our report dated April 16, 2013, with respect to the balance sheets of MineralRite Corporation as of December 31, 2012 and 2011, and the related statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference.

/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants

December 26, 2013
Salt Lake City, UT